Exhibit 99.1

Kforce Inc. 1001 East Palm Ave. Tampa, FL 33605 (NASDAQ: KFRC)

AT THE FIRM

Michael Blackman

Senior Vice President – Investor Relations

(813) 552-2927

KFORCE REPORTS QUARTERLY REVENUE FROM CONTINUING

OPERATIONS OF $250.9 MILLION

•	Flex Revenue of $235.4 Million, 3.9% Increase Year Over Year

•	Net Income of $7.9 Million, EPS of $0.20

TAMPA, Fla., Oct. 28, 2008 (GLOBE NEWSWIRE) — Kforce Inc. (Nasdaq:KFRC), a provider of professional staffing services and solutions, today announced results for the third quarter of 2008. Revenue from continuing operations for the quarter ended September 30, 2008 was $250.9 million compared to $246.5 million for the quarter ended September 30, 2007, an increase of 1.8%, and compared to $255.1 million for the quarter ended June 30, 2008, a decrease of 1.7%. Net income for the quarter ended September 30, 2008 was $7.9 million, or $0.20 per share, compared to $11.0 million for the quarter ended September 30, 2007, or $0.26 per share, representing a year over year decline in net income and earnings per share of 28.4% and 23.1%, respectively. Net income for the quarter ended June 30, 2008 was $8.7 million, or $0.22 per share.

“The Firm delivered solid performance in the third quarter during a period where there were extraordinary concerns and significant deterioration in the macroeconomic environment,” said David L. Dunkel, Chairman and CEO. Mr. Dunkel continued, “While there remains uncertainty about the length and depth of this recession, we believe the secular drivers for professional staffing and solutions remain intact. We have and intend to continue to make adjustments, as necessary, to put Kforce in a position to perform well as we navigate through this recessionary environment and for continued strong performance when the economy improves. We believe Kforce has an experienced management team and a strong balance sheet, which allows us to be flexible from an operational and financial standpoint. During this phase of the economic cycle, our priorities are to maintain positive cash flow and retain the highly talented people that are the backbone of our future success. We will use free cash flow for debt retirement, share repurchases and acquisitions that meet very high thresholds. We also believe that our concerted efforts to maintain a professional staffing and solutions revenue stream that is almost entirely domestic and well-diversified from a client perspective has positioned Kforce well for the future.”

William L. Sanders, President, said, “Our vision is to be the Firm most respected by those we serve. A key aspect of our vision is building a Firm that delivers sustainable and consistent revenue and earnings performance. We are extremely pleased that our quarterly flex staffing revenues have now increased sequentially for eleven straight quarters.

From our experience in past recessions, we are well aware of the risks to our revenue stream, particularly in permanent placement. We believe that steps taken during the past six years have prepared the Firm for this economic downcycle. Our mix of service offerings has a significantly lower exposure to permanent placement than the last downcycle. We have exited businesses that were not aligned with our operating model. It also appears that clients have been far more rational in their hiring during the past upcycle, particularly in Technology. In addition, the completion of our upgraded technology platform, the creation of our centralized National Recruiting Center and the implementation of a volume account strategy have, we believe, enhanced operating leverage and positioned the Firm well.”

Mr. Sanders continued, “We are particularly pleased with the year over year flex revenue performance of our Health and Life Sciences (“HLS”) and Government Solutions (“GS”) segments, which achieved growth of 19.1% and 17.1%, respectively. These segments continue to demonstrate growth and we remain optimistic about their prospects going forward. We are also encouraged by the stability in our Technology (“Tech”) flexible staffing revenues, our largest product line, as it appears that the Tech staffing environment has been much more stable in this cycle.”

Mr. Sanders noted additional results from continuing operations for the third quarter:

•	Revenue per billing day of $3.9 million increased 0.2% in Q3 ‘08 over the comparable period in 2007,

•	Sequential decline in gross margin percentage of 130 basis points,

•	Year over year revenue changes by segment for Q3 ‘08 were as follows: 18.3% increase for HLS; 17.1% increase for GS; 0.9% decrease for Tech and a 8.6% decrease for FA,

•	Flex revenue of $235.4 million increased 3.9% from $226.6 million in Q3 ‘07.

Joe Liberatore, Chief Financial Officer said, “We are pleased to report our strong earnings results for Q3 ‘08. We believe the earnings results were driven by the efforts of the Firm in recent years to enhance our operating leverage as well as the extensive experience senior management has managing operations through different economic scenarios. In addition, the Firm has used this past cycle to limit real estate exposure through shorter leases and greatly enhanced leveraging of centralized resources for both sales and shared services and support functions. ”

Additional financial results for the third quarter included:

•	Cash flows from operations for the nine months ended September 30, 2008 of $64.9 million increased 55.4% over the comparable period in 2007,

•	Adjusted EBITDA per share for Q3 ‘08 of $0.41 represents a decrease of 22.6% over the comparable period in 2007,

•	Total Firm bill rate for Q3 ‘08 increased 2.3% over Q3 ‘07,

•	The Firm reduced outstanding borrowings under the Credit Facility by $21.0 million to $12.0 million at the end of Q3 ‘08, or 63.6%.

•

The Firm repurchased 0.8 million and 3.2 million shares of common stock during the three and nine months ended September 30, 2008, respectively, at a total cost of $7.2 million and $28.0 million, respectively.”

Mr. Liberatore continued, “Looking forward to the fourth quarter, we expect revenue may be in the $230 million to $238 million range. Total Firm earnings per share may be between 10 and 14 cents. The fourth quarter of 2008 reflects 62 billing days versus 64 billing days for the third quarter of 2008.”

On Tuesday, October 28, 2008, Kforce will host a conference call to discuss these results. The call will begin at 5:00 p.m. Eastern Time. The dial-in number is 888-609-5693. The replay of the call will be available from 8:00 p.m. Eastern Time Tuesday, October 28, 2008 to November 15, 2008, by dialing 888-203-1112, passcode 4135180.

This call is being webcast by CCBN and can be accessed at Kforce’s web site at http://www.kforce.com/ (select “Investor Relations”). The webcast replay will be available until November 15, 2008.

About Kforce

Kforce (Nasdaq:KFRC) is a professional staffing firm providing flexible and permanent staffing solutions for commercial and governmental organizations in the skill areas of technology, finance & accounting, and health and life sciences. Backed by over 2,000 staffing specialists, Kforce operates with 57 offices in 41 markets in North America and two in the Philippines. For more information, please visit our Web site at http://www.kforce.com/.

The Kforce Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3749

About Kforce Government Solutions

Kforce Government Solutions provides innovative technology and finance and accounting solutions to federal government clients. For more information, visit http://www.kforcegov.com/.

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Factors that could cause actual results to differ materially include the following: business conditions and growth in the staffing industry and general economy; competitive factors, risks due to shifts in the market demand, including, without limitation, shifts in demand for our Kforce Government Solutions, Health and Life Sciences, Finance and Accounting and Technology groups, as well as the market for search and flexible staffing assignments; changes in the service mix; ability of the Firm to complete acquisitions; and the risk factors listed from time to time in the Firm’s reports filed with the Securities and Exchange Commission, as well as assumptions regarding the foregoing. In particular, there can be no assurance that the above estimates of revenue and earnings per share will be achieved. The words “should,” “believe,” “estimate,” “expect,” “intend,” “anticipate,” “foresee,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. The Firm undertakes no obligation to publicly update or revise any forward-looking statements. As a result, such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.

Kforce Inc.

Summary of Operations

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Quarter Ended
	Sept. 30 2008	June 30 2008	Sept. 30 2007
Revenue by Function:
Technology	$131,203	$131,783	$132,340
Finance & Accounting	51,182	56,067	56,028
Health & Life Sciences	50,005	48,376	42,278
Government Solutions	18,528	18,907	15,824

Total Revenue	250,918	255,133	246,470

Revenue by Time:
Perm	15,487	19,951	19,828
Flexible	235,431	235,182	226,642

Total Revenue	250,918	255,133	246,470

Costs Of Services	164,351	163,769	155,132

Gross Profit	86,567	91,364	91,338
GP%	34.5%	35.8%	37.1%
Flex GP%	30.2%	30.4%	31.6%

Selling, General & Administrative	71,613	78,697	69,505
Depreciation & Amortization	3,028	3,670	3,842

Income from Operations	11,926	8,997	17,991

Other Expense, Net	422	552	922

Income from Continuing Operations Before Income Taxes	11,504	8,445	17,069

Income Tax Expense	4,522	3,330	6,742

Income from Continuing Operations	6,982	5,115	10,327

Income from Discontinued Operations, Net of Income Taxes	910	3,585	697

Net Income	$7,892	$8,700	$11,024

Earnings Per Share—Diluted	$0.20	$0.22	$0.26
Adjusted EBITDA Per Share	$0.41	$0.51	$0.53
Shares Outstanding—Diluted	39,977	40,317	42,544

Adjusted EBITDA	$16,421	$20,499	$22,733

Selected Cash Flow Information:
Adjusted Bad Debt Expense (Recovery)	$3,789	$556	$(72)
Capital Expenditures	$2,371	$3,706	$3,221

Selected Balance Sheet Information:
Total Cash and Cash Equivalents	$921	$2,056	$1,052
Accounts Receivable, Less Allowances	$140,483	$151,282	$166,465
Total Assets	$448,031	$461,918	$476,075
Total Current Liabilities	$84,189	$81,853	$93,715
Long-Term Debt—Credit Facility	$12,000	$33,000	$54,320
Other Long-Term Liabilities	$29,863	$29,927	$26,726
Total Stockholders’ Equity	$321,979	$317,138	$301,314

Other Information:
Equity-Based Compensation Expense, Net	$885	$4,741	$493

Billing Days	64	64	63

Kforce Inc.

Key Statistics

(Unaudited)

	Q3 2008	Q2 2008	Q3 2007
Total Firm
Flex Revenue (000’s)	$235,431	$235,182	$226,642
Revenue per billing day (000’s)	$3,679	$3,675	$3,597
Sequential Flex Revenue Change	0.1%	1.3%	1.2%
Hours (000’s)	3,862	3,879	3,817
Flex GP %	30.2%	30.4%	31.6%

Search Revenue (000’s)	$15,487	$19,951	$19,828
Placements	1,120	1,341	1,357
Average Fee	$13,825	$14,879	$14,612
Billing days	64	64	63
Technology
Flex Revenue (000’s)	$125,019	$123,884	$124,373
Revenue per billing day (000’s)	$1,953	$1,936	$1,974
Sequential Flex Revenue Change	0.9%	2.6%	1.3%
Hours (000’s)	1,926	1,906	1,863
Flex GP %	27.4%	27.5%	29.3%
Search Revenue (000’s)	$6,184	$7,899	$7,967
Placements	407	478	492
Average Fee	$15,179	$16,538	$16,184
Finance & Accounting
Flex Revenue (000’s)	$42,604	$44,651	$45,082
Revenue per billing day (000’s)	$666	$698	$716
Sequential Flex Revenue Change	-4.6%	-6.2%	-5.5%
Hours (000’s)	1,181	1,224	1,251
Flex GP %	34.0%	33.6%	34.2%

Search Revenue (000’s)	$8,578	$11,416	$10,946
Placements	675	821	811
Average Fee	$12,712	$13,901	$13,501
Health & Life Sciences
Flex Revenue (000’s)	$49,280	$47,740	$41,363
Revenue per billing day (000’s)	$770	$746	$657
Sequential Flex Revenue Change	3.2%	4.2%	8.2%
Hours (000’s)	553	549	534
Flex GP %	30.7%	32.0%	32.4%

Search Revenue (000’s)	$725	$636	$915
Placements	38	42	54
Average Fee	$19,077	$15,137	$16,953
Government Solutions
Flex Revenue (000’s)	$18,528	$18,907	$15,824
Revenue per billing day (000’s)	$289	$295	$251
Sequential Flex Revenue Change	-2.0%	4.5%	4.0%
Hours (000’s)	202	200	169
Flex GP %	39.0%	37.3%	39.1%

Kforce Inc.

Key Statistics - Health & Life Sciences

(Unaudited)

	Q3 2008	Q2 2008	Q3 2007
Clinical Research
Flex Revenue (000’s)	$29,980	$29,437	$24,913
Revenue per billing day (000’s)	$468	$460	$396
Sequential Flex Revenue Change	1.8%	2.8%	6.8%
Hours (000’s)	332	331	299
Flex GP %	27.5%	29.0%	30.2%

Search Revenue (000’s)	$490	$344	$686
Placements	23	20	38
Average Fee	$21,311	$17,190	$18,047
Health Information Management
Flex Revenue (000’s)	$19,300	$18,303	$16,450
Revenue per billing day (000’s)	$302	$286	$261
Sequential Flex Revenue Change	5.4%	6.5%	10.5%
Hours (000’s)	221	218	235
Flex GP %	35.5%	36.6%	35.8%

Search Revenue (000’s)	$235	$292	$229
Placements	15	22	16
Average Fee	$15,653	$13,270	$14,343

Kforce Inc.

Selected Financial Information

(In Thousands, Except Per Share Amounts)

(Unaudited)

Adjusted EBITDA

	Q3 2008		Q2 2008		Q3 2007
	$	Per share	$	Per share	$	Per share
Net Income	$7,892	$0.20	$8,700	$0.22	$11,024	$0.26
Income from Discontinued Operations, Net of Income Taxes	910	0.02	3,585	0.09	697	0.02

Income from Continuing Operations	$6,982	$0.18	$5,115	$0.13	$10,327	$0.24
Depreciation & Amortization	3,028	0.08	3,670	0.09	3,842	0.09
Acceleration of SARS & PARS	—	—	6,009	0.15	—	—
Amortization of Stock Options & SARS	668	0.01	716	0.02	595	0.01
Amortization of Restricted Stock & PARS	791	0.02	1,102	0.02	302	0.01
Interest Expense and Other	430	0.01	557	0.01	925	0.02
Income Tax Expense	4,522	0.11	3,330	0.09	6,742	0.16

Adjusted EBITDA	$16,421	$0.41	$20,499	$0.51	$22,733	$0.53

Weighted Average Shares Outstanding—Diluted	39,977		40,317		42,544

Adjusted EBITDA, a non-GAAP financial measure, is defined as earnings before income from discontinued operations, interest, income taxes, depreciation and amortization and amortization of stock-based compensation expense. Adjusted EBITDA should not be considered a measure of financial performance under generally accepted accounting principles. Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance.

Net Income before Equity-Based Compensation Expense

	Q3 2008		Q2 2008		Q3 2007
	$	Per share	$	Per share	$	Per share
Net Income	$7,892	$0.20	$8,700	$0.22	$11,024	$0.26
Income from Discontinued Operations, Net of Income Taxes	910	0.02	3,585	0.09	697	0.02

Income from Continuing Operations	$6,982	$0.18	$5,115	$0.13	$10,327	$0.24
Equity-Based Compensation Expense, Net:
Alternative LTI Valuation Expense (Income)	—	—	—	—	(85)	—
Acceleration of SARS & PARS	—	—	6,009	0.15	—	—
Amortization of Stock Options & SARS	668	0.01	716	0.02	595	0.01
Amortization of Restricted Stock & PARS	791	0.02	1,102	0.02	302	0.01
Income Tax Expense	(574)	(0.01)	(3,086)	(0.08)	(319)	(0.01)

Equity-Based Compensation Expense, Net	885	0.02	4,741	0.11	493	0.01

Net Income before Equity-Based Compensation Expense	$7,867	$0.20	$9,856	$0.24	$10,820	$0.25

Weighted Average Shares Outstanding—Diluted	39,977		40,317		42,544

“Net Income before Equity-Based Compensation Expense”, a non-GAAP financial measure, is defined as income from continuing operations before compensation expense incurred in conjunction with awards accounted for under Statement of Financial Accounting Standards No. 123R “Share-Based Payment” (“SFAS 123R”). SFAS 123R requires Kforce to measure the cost of employee services received in exchange for an equity based award based on the grant-date fair value of the award (with limited exceptions). That cost is recognized over the period in which the employee is required to provide service in exchange for the award, which is usually the vesting period.

Adjusted EBITDA and Net Income before Equity-Based Compensation Expense are key measures used by management to evaluate its operations and to provide useful information to investors. These measures should not be considered in isolation or as an alternative to net income, cash flows data or other financial statement information presented in the consolidated financial statements as indicators of financial performance or liquidity. These measurements are not determined in accordance with generally accepted accounting principles and are thus susceptible to varying calculations. The measures as presented may not be comparable to similarly titled measures of other companies.